Exhibit 4.13

SHAREHOLDERS AGREEMENT

among

MONTERUBELLO SOCIETÀ SEMPLICE,

ERMENEGILDO ZEGNA DI MONTE RUBELLO,

INVESTINDUSTRIAL ACQUISITION CORP. L.P.

and

ERMENEGILDO ZEGNA N.V.

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) dated as of December 17, 2021, is entered into among Ermenegildo Zegna N.V. f/k/a Ermenegildo Zegna Holditalia S.p.A., a Dutch public limited liability company (naamloze vennootschap) (the “Company”), Monterubello società semplice, a simple partnership formed under the laws of Italy (“Monterubello”), Ermenegildo Zegna di Monte Rubello (“Mr. Zegna”, and together with Monterubello, the “Zegna Shareholders”) and Investindustrial Acquisition Corp. L.P., a limited partnership incorporated in England and Wales (“IIAC Sponsor”, and together with Zegna Shareholders, each a “Shareholder” and collectively, the “Shareholders”). The Company and the Shareholders shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties”.

Unless otherwise specified, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Business Combination Agreement, dated as of July 18, 2021 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Business Combination Agreement”), by and among the Company, Investindustrial Acquisition Corp., a Cayman Islands exempted company, and EZ Cayman, a Cayman Islands exempted company and wholly-owned subsidiary of the Company.

RECITALS

WHEREAS, following the consummation of the Transactions, Affiliates of the IIAC Sponsor (including, for the avoidance of doubt, Strategic Holding Group S.à r.l. (the “FPA Purchaser”)) will own 34,543,125 ordinary shares, nominal value €0.02 per share, of the Company (“Company Ordinary Shares”), of which 4,276,563 Company Ordinary Shares will be held in escrow subject to the release conditions described in the Business Combination Agreement (the “Escrowed Shares”);

WHEREAS, following the consummation of the Transactions, Monterubello will own 149,734,550 Company Ordinary Shares;

WHEREAS, following the consummation of the Transactions, Mr. Zegna will own 5,246,800 Company Ordinary Shares; and

WHEREAS, pursuant to the Business Combination Agreement, the Zegna Shareholders and IIAC Sponsor are entering into this Agreement to memorialize their agreement as to, among other things, certain governance matters related to the Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions.

The following definitions shall apply to this Agreement:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, (i) members of the IIAC Sponsor Group, on the one hand, and the Company, on the other hand, shall not be Affiliates of each other for purposes of this definition and (ii) with respect to the IIAC Sponsor, “Affiliates” shall include investment funds or special purpose vehicles managed or owned by any Affiliates of the IIAC Sponsor.

“Agreement” has the meaning set forth in the Preamble.

“Articles of Association” means the articles of association of the Company, as may be amended from time to time.

“Board” means the board of directors of the Company.

“Board Regulations” means the regulations adopted by the Board, as referred to in Article 8.1.6 of the Articles of Association.

“Business Combination Agreement” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Company Ordinary Shares” has the meaning set forth in the Recitals.

“DCGC” means the Dutch Corporate Governance Code.

“Director” means an Executive Director or a Non-Executive Director.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Executive Director” means a member of the Board designated as executive director having responsibility for directing the day-to-day affairs.

“FPA Purchaser” has the meaning set forth in the Preamble.

“General Meeting” means the corporate body that consists of the shareholders of the Company and all other Persons with meeting rights and also the meeting in which shareholders of the Company and all other Persons with meeting rights assemble, as the case may be.

“Governmental Entity” means any (i) international, national, federal, state, local, municipal or other government (including the European Commission and the other European government bodies), (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any arbitral tribunal of competent jurisdiction (public or private).

“Hedged Positions” means the hedging positions and arrangements that effectively transfer IIAC Sponsor’s or its Affiliates’ economic interest in the Company to a third party (e.g., forward sale contracts), provided that the definition of “Hedged Positions” shall not include hedging positions and arrangements (i) in which IIAC Sponsor’s and its Affiliates’ economic interest in the Company is retained (e.g., pledges, margin loans), (ii) that minimize exposure to certain risks independent of the business operations of the Company (e.g., currency exchange swaps), or (iii) that marginally cap or limit IIAC Sponsor’s and its Affiliates’ upside or downside risk while maintaining material economic exposure (e.g., puts, calls and collars) as determined by the Board and IIAC Sponsor in good faith.

“IIAC Sponsor” has the meaning set forth in the Preamble.

“IIAC Sponsor Group” means IIAC Sponsor and its Affiliates, including, for the avoidance of doubt, the FPA Purchaser.

“IIAC Sponsor Nominee” has the meaning set forth in Section 2.01(b)(ii).

“Independent Director” has the meaning set forth in Section 2.01(a)(ii).

“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law and fiduciary duties), act, statute, ordinance, treaty, rule, code, regulation, Order or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Market Disruption Event” means, with respect to any date, (i) the failure by NYSE or, if the Company Ordinary Shares are not then listed on the NYSE, the principal U.S. national or regional securities exchange on which the Company Ordinary Shares are then listed, or, if the Company Ordinary Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Company Ordinary Shares are then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than two consecutive hours of trading or during the one-half hour period before the close of trading in that market, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Company Ordinary Shares or in any options contracts, warrants or futures contracts relating to the Company Ordinary Shares.

“Minimum Holding Requirement” means the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of at least five percent (5%) of the issued and outstanding Company Ordinary Shares by the IIAC Sponsor Group, excluding (i) any Hedged Positions as evidenced by IIAC Sponsor in writing and (ii) any Company Ordinary Shares held in escrow to the extent such Company Ordinary Shares have not been released from escrow to the applicable IIAC Sponsor Group member in accordance with the terms of the Escrow Agreement.

“Monterubello” has the meaning set forth in the Preamble.

“Mr. Zegna” has the meaning set forth in the Preamble.

“Nomination Right” has the meaning set forth in Section 2.01(b)(ii).

“Non-Executive Director” means each member of the Board designated as non-executive director and having oversight responsibilities but not responsibility to manage the day-to-day affairs of the Company.

“Notice Date” has the meaning set forth in Section 3.03(c).

“NYSE” means the New York Stock Exchange.

“Order” means any outstanding writ, order, judgment, injunction, settlement, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Participation Notice” has the meaning set forth in Section 3.03(c).

“Participation Portion” has the meaning set forth in Section 3.03(a)(ii).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Proposed Announcement Date” has the meaning set forth in Section 3.03(a)(i).

“Proposed Securities” has the meaning set forth in Section 3.03(a)(i).

“Related Proceeding” has the meaning set forth in Section 6.10.

“Rules” has the meaning set forth in Section 6.10.

“Securities Act” means the United States Securities Act of 1933.

“Shareholder” or “Shareholders” has the meaning set forth in the Preamble.

“Trading Day” means a day on which (i) there is no Market Disruption Event; and (ii) trading in the Company Ordinary Shares generally occurs on the NYSE or, if the Company Ordinary Shares are not then listed on the NYSE, the principal U.S. national or regional securities exchange on which the Company Ordinary Shares are then listed or, if the Company Ordinary Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company Ordinary Shares are then traded.

“Zegna Shareholders” has the meaning set forth in the Preamble.

ARTICLE II.

BOARD MATTERS

Section 2.01 Board of Directors.

(a) Board Composition.

i. Effective immediately after the Conversion, the total number of Directors constituting the Board shall be eleven (11) Directors (and thereafter, the authorized number of Directors of the Board may be increased or decreased as the Board may determine from time to time).

ii. Immediately following the Conversion, a majority of the Board shall be comprised of independent Directors (each, an “Independent Director”), each of whom shall meet the independence requirements under the listing rules of NYSE and the DCGC; provided, that, if one (1) individual nominated by Monterubello and Mr. Zegna does not meet the relevant criteria for independence, at least five (5) of the eleven (11) Directors shall meet such independence requirements; provided, further, that the IIAC Sponsor Nominee shall not be required to meet the independence requirements under the DCGC.

iii. Effective immediately after the Conversion, the Board shall be comprised of:

(A) Ten (10) Directors (including the Executive Director with the title Chief Executive Officer), nominated by the Zegna Shareholders, one of whom shall be Mr. Sergio P. Ermotti; and

(B) One (1) Non-Executive Director, nominated by IIAC Sponsor, who shall be Andrea C. Bonomi.

iv. Effective immediately after the Conversion, Mr. Zegna shall serve as Chairperson and Chief Executive Officer of the Company.

v. Effective immediately after the Conversion, the Non-Executive Director designated as lead non-executive director shall serve as chair of the Board (voorzitter) as referred to under Dutch law.

(b) Board Nomination.

i. Each Director nominated pursuant to Section 2.01 shall serve for a term following the appointment of such Director until the earlier of (a) the close of the first annual General Meeting following the appointment of such Director and (b) his or her death, disability, retirement or resignation or dismissal pursuant to this Agreement, the Articles of Association or the Board Regulations, as may be applicable.

ii. IIAC Sponsor shall have the right to nominate one (1) Non-Executive Director for appointment to the Board (the “IIAC Sponsor Nominee”), so long as, at the time of the notice of such General Meeting, the IIAC Sponsor Group satisfies the Minimum Holding Requirement (such right, the “Nomination Right”), subject to the terms and conditions set forth in the Articles of Association, including Article 8.2.1 thereof.

iii. In addition to any other conditions set forth in the Articles of Association, the nomination of the IIAC Sponsor Nominee (including any replacement) under Section 2.01 shall be subject to such IIAC Sponsor Nominee’s satisfaction of all criteria and qualifications for service as a Non-Executive Director (but, for the avoidance of doubt, not including independence or diversity criteria). IIAC Sponsor shall cause the IIAC Sponsor Nominee (if not then serving as a member of the Board) to make himself or herself reasonably available (at a reasonable time (but not less than sixty (60) days) in advance of the expected convocation of the relevant General Meeting at which the IIAC Sponsor Nominee is to be appointed) for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the IIAC Sponsor Nominee’s eligibility and qualification to serve as a Non-Executive Director, consistent with the Board’s practices with respect to director candidates generally. For the avoidance of doubt, if any IIAC Sponsor Nominee does not satisfy the requirements to serve as a Non-Executive Director set forth in Section 2.01(b) or is not approved by the Board pursuant to Article 8.2.1 of the Articles of Association, and provided that the IIAC Sponsor Group satisfies the Minimum Holding Requirement, then IIAC Sponsor shall have the right to designate an alternative IIAC Sponsor Nominee for appointment to the Board, subject to the conditions set forth in this Section 2.01(b) and in the Articles of Association.

iv. If the term of the IIAC Sponsor Nominee terminates due to his or her death, disability, retirement, resignation, dismissal, replacement or removal from the Board before the next annual meeting of shareholders of the Company, then at the request of IIAC Sponsor, and provided that the IIAC Sponsor Group satisfies the Minimum Holding Requirement, such Director shall be replaced by another Director nominated by IIAC Sponsor, whose identity shall be subject to the Board’s approval in its discretion. Subject to Board approval, the appointment of such replacement Director shall be effected as promptly as reasonably practicable following the nomination of such replacement Director by IIAC Sponsor.

(c) Suspension of IIAC Sponsor Nominee. For so long as the IIAC Sponsor Group satisfies the Minimum Holding Requirement, the Parties shall, and shall cause their respective controlled Affiliates to, exercise their rights and powers such that the IIAC Sponsor Nominee shall only be suspended if so requested in writing by IIAC Sponsor unless the Board reasonably determines that not suspending the IIAC Sponsor Nominee would be in breach of the Board’s fiduciary duties. If IIAC Sponsor requests the suspension of the IIAC Sponsor Nominee, the Parties shall, and shall cause their respective controlled Affiliates to, exercise their rights and powers to give full effect to such request; provided, that at the time of such request the IIAC Sponsor Group satisfies the Minimum Holding Requirement.

(d) Dismissal of IIAC Sponsor Nominee. For so long as the IIAC Sponsor Group satisfies the Minimum Holding Requirement, the Parties shall, and shall cause their respective controlled Affiliates to, exercise their rights and powers such that the IIAC Sponsor Nominee shall only be dismissed if so requested in writing by IIAC Sponsor or in the case of fraud or willful misconduct in the performance of the IIAC Sponsor Nominee’s office as Non-Executive Director. If IIAC Sponsor requests the dismissal and/or replacement of the IIAC Sponsor Nominee, the Parties shall, and shall cause their respective controlled Affiliates to, exercise their rights and powers to give full effect to such request; provided, that at the time of such request the IIAC Sponsor Group satisfies the Minimum Holding Requirement.

(e) Committee Representation. Subject to applicable Laws and NYSE rules (including requisite independence requirements applicable to such committee under NYSE rules and the DCGC), prior to the Board meeting that is set to appoint one or more members of the Audit Committee and/or the Compensation Committee, the Company will offer the IIAC Sponsor Nominee the opportunity to be proposed to the Board for appointment to serve on the Audit Committee and/or the Compensation Committee; provided, that the IIAC Sponsor Group satisfies the Minimum Holding Requirement at the time of the convocation of the relevant Board Meeting. IIAC Sponsor may accept such offer in writing prior to the time of the relevant Board Meeting, failing which the offer shall be deemed rejected and the Board may propose other qualified members of the Board for appointment to the above mentioned committees in its discretion.

(f) Lapse of Sponsor Rights. The nomination right of IIAC Sponsor referred to in Section 2.01(b), the limitation on the ability to suspend the IIAC Sponsor Nominee set forth in Section 2.01(c), the limitation on the ability to dismiss the IIAC Sponsor Nominee set forth in Section 2.01(d), the committee representation requirements set forth in Section 2.01(e), the consultation rights set forth in Section 3.01, the access rights set forth in Section 3.02 and the right to participate in certain capital raises set forth in Section 3.03 shall lapse with immediate effect if the IIAC Sponsor Group fails to satisfy the Minimum Holding Requirement and such failure continues for a period of twenty (20) Trading Days from the date on which any member of the IIAC Sponsor Group had knowledge of such failure; provided, that this cure period of 20 Trading Days will be available to the IIAC Sponsor Group only if the failure of the Minimum Holding Requirement was not caused in whole or in part by any sale or transfer of Company Ordinary Shares by any member of the IIAC Sponsor Group.

(g) For the avoidance of doubt, the Parties acknowledge and agree that the quorum requirements (and any exceptions thereto) set forth in Clause 6.5 of the Board Regulations shall in no way whatsoever affect IIAC Sponsor’s consent rights set forth in Article 8.3.7 of the Articles of Association.

ARTICLE III.

CERTAIN COVENANTS

Section 3.01 Consultation Rights. For so long as the IIAC Sponsor Group satisfies the Minimum Holding Requirement, the Company shall consult with IIAC Sponsor, subject to applicable Laws, NYSE rules and confidentiality undertakings from IIAC Sponsor in a form approved by the Board, and solicit and consider its views in good faith before taking any of the following actions:

(a) entering into any major, transformative acquisition involving a merger with a similarly situated fashion or luxury goods company; or

(b) determining to pay an extraordinary cash dividend (i.e., in addition to any dividend paid out of earnings).

Section 3.02 Access Rights. For so long as the IIAC Sponsor Group satisfies the Minimum Holding Requirement, subject to applicable Laws and NYSE rules, the Company shall provide access to senior representatives of IIAC Sponsor to interact with (i) the Chief Financial Officer and the Chief Operating Officer of the Company monthly, and (ii) the Chief Executive Officer of the Company quarterly, in each case to ask questions about the affairs of the Company; provided, that, in each case, neither the Company nor its senior representatives shall be under any obligation to disclose any confidential or non-public information.

Section 3.03 Right to Participate in Certain Capital Raises.

(a) So long as the IIAC Sponsor Group satisfies the Minimum Holding Requirement, if the Company proposes to issue Equity Securities of the Company at such time, the following provisions shall apply:

i. The Company shall provide written notice (the “Issuance Notice”) to IIAC Sponsor on or before the date that is no less than ten (10) Business Days prior to the planned announcement or closing (whichever is sooner) of such issuance (the date of such planned announcement or closing, the “Proposed Announcement Date”); provided, that if the Board determines in good faith that it is necessary or advisable for the Company to issue Equity Securities on a shorter timeframe, the Company may deliver the Issuance Notice to IIAC Sponsor less than ten (10) Business Days prior to the Proposed Announcement Date provided that, in that case IIAC Sponsor Group shall have the right to subscribe for and purchase the Participation Portion of the securities proposed to be issued (the “Proposed Securities”), or otherwise maintain its ownership interest in the Company, until the end of the ten (10) Business Day period following receipt of the Issuance Notice (the date on which an Issuance Notice is delivered to IIAC Sponsor, the “Issuance Notice Date”). The Issuance Notice shall set forth in reasonable detail (A) the designation and all of the terms and provisions of the Proposed Securities, including, to the extent applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity, (B) the anticipated price and other terms of the proposed sale of the Proposed Securities (including the type of offering of the Proposed Securities) and the fair market value of any non-cash portion of the consideration proposed to be paid for the Proposed Securities and (C) the number of the Proposed Securities. Following the delivery of such Issuance Notice, the Company shall deliver to IIAC Sponsor any such information IIAC Sponsor may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been and will not be provided or otherwise made available to the proposed purchasers of the Proposed Securities. Notwithstanding the foregoing, notice provided to the Board regarding the issuance of the Proposed Securities and the materials provided to the Board (including IIAC Sponsor Nominee) regarding such issuance shall constitute a valid and sufficient Issuance Notice pursuant to this Section 3.03(a)(i); and

ii. The Company shall offer to issue and sell to the IIAC Sponsor Group, and the IIAC Sponsor Group shall have the right to subscribe for and purchase, upon full payment by the IIAC Sponsor Group, on such terms as the Proposed Securities are to be issued a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of Company Ordinary Shares the IIAC Sponsor Group beneficially owns (excluding, for the avoidance of doubt, any Escrowed Shares) on an as converted basis by (B) the total number of Company Ordinary Shares then outstanding on an as-converted basis (in each case, the as-converted basis shall be calculated using the maximum number of shares issuable under outstanding Equity Securities of the Company) (such percentage, IIAC Sponsor’s “Participation Portion”); provided, that to the extent the consideration to be paid for the Proposed Securities includes any non-cash items, IIAC Sponsor shall be permitted to pay the fair market value of such non-cash items in cash. The fair market value of any non-cash items will be determined by the Board in good faith.

(b) The provisions of Section 3.03(a) above shall not apply to: (i) any issuance of Equity Securities of the Company (including upon exercise or settlement of Equity Securities of the Company) to Directors, officers, employees, consultants or other agents of the Company as approved by the Board, up to an amount equal to one percent (1%) of each class of Equity Securities of the Company that will be outstanding on a fully diluted basis immediately prior to the issuance of the new Equity Securities of the Company; or (ii) any issuance of Equity Securities of the Company pursuant to an employee stock option plan, management incentive plan, restricted stock plan, stock purchase plan or stock, ownership plan, dividend reinvestment plan, direct stock purchase plan or similar benefit plan, program or agreement as approved by the Board, up to an amount equal to one percent (1%) of each class of Equity Securities of the Company that will be outstanding on a fully diluted basis immediately prior to the issuance of the new Equity Securities of the Company (each, an “Excluded Issuance”). For the avoidance of doubt, the provisions of Section 3.03(a) shall not apply to any issuance of Equity Securities pursuant to, and in compliance with the terms and conditions of, Section 6.12 of the Business Combination Agreement.

(c) IIAC Sponsor shall have the option, but not the obligation, exercisable by written notice to the Company, to accept the Company’s offer and commit to purchase any or all of the Equity Securities of the Company offered to be sold by the Company to IIAC Sponsor, which notice (a “Participation Notice”) may be given at any time prior to the later of (i) seven (7) Business Days after the Issuance Notice Date and (ii) the last date on which any other investor is required to commit to the purchase of the Equity Securities in such issuance (the “Notice Date”). For the avoidance of doubt, in the event IIAC Sponsor provides a Participation Notice in accordance with this Section 3.03(c), then, if applicable, IIAC Sponsor must also provide a “market order” in connection with such Participation Notice, as part of any bookbuilding of such offering, and upon closing of such offering, IIAC Sponsor shall be allocated and required to purchase the Equity Securities of the Company set forth in its Participation Notice through the closing procedures otherwise provided for in such issuance. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right. If IIAC Sponsor does not deliver a Participation Notice on or before the Notice Date, the Company shall be free to sell such Proposed Securities that IIAC Sponsor has not elected to purchase during the ninety (90) days following the Notice Date on terms and conditions no more favorable to the purchasers thereof than those offered to IIAC Sponsor in the notice delivered in accordance with Section 3.03(a). Any Proposed Securities offered or sold by the Company after such ninety (90)-day period must be reoffered to issue or sell to IIAC Sponsor pursuant to this Section 3.03; provided, that the Company shall not be required to offer to IIAC Sponsor any Excluded Issuance.

(d) The election by the IIAC Sponsor Group not to exercise its subscription rights under this Section 3.03 in any one instance shall not affect its right as to any subsequent proposed issuance.

Section 3.04 Hedging Positions. At such time as is relevant for determining the Minimum Holding Requirement under this Agreement or the Articles of Association, the Company and IIAC Sponsor agree to discuss in good faith the treatment of hedging positions and arrangements (including puts, calls and collars) in which IIAC Sponsor or its Affiliates do not retain a material economic exposure.

Section 3.05 Minimum Holding Requirement. Any determination as to whether the Minimum Holding Requirement is met for any purpose under this Agreement or the Articles of Association shall be made by the Board and the IIAC Sponsor in good faith.

Section 3.06 Business Opportunities.

(a) Any member of the IIAC Sponsor Group and any IIAC Sponsor Nominee may engage in or possess an interest in other investments, business ventures or entities of any nature or description, independently or with others, similar or dissimilar to, or that compete with, the investments or any business of the Company, and may provide advice and other assistance to any such investment, business venture or entity, and the Company (and the Shareholders) shall have no rights in and to such investments, business ventures or entities or the income or profits derived therefrom, and the pursuit of any such investment or venture, even if competitive with any business of the Company, shall not be deemed wrongful or improper. Without prejudice to the generality of the preceding sentence, the Parties acknowledge and agree that the IIAC Sponsor Nominee’s right to engage in or possess such other investments, business ventures or entities of any nature or description is subject to the absence of a breach of his or her duty of confidentiality owed to the Company or the Board.

(b) The IIAC Sponsor Group and any IIAC Sponsor Nominee shall not be obliged to present any particular investment or business opportunity to the Company even if such opportunity is of a character that, if presented to the Company, it could be taken by the Company, and such Persons shall have the right to take for its or their own account (individually or as a partner or fiduciary) or to recommend to others (including its own Affiliates) any such particular investment opportunity. Without prejudice to the generality of the preceding sentence, the Parties acknowledge and agree that where an IIAC Sponsor Nominee receives in a capacity other than as a Director, information which imposes on him or her a duty of confidentiality, he or she shall not be obligated to disclose that information to the Company or to the Board.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Shareholders. Each Shareholder hereby, severally and not jointly, represents and warrants to the Company and each other Shareholder as of the date of this Agreement that:

(a) if such Shareholder is not a natural Person, such Shareholder is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b) the execution and delivery of this Agreement, the performance of by such Shareholder of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of such Shareholder, and that such Shareholder has duly executed and delivered this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(d) the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity, except as set out in the Business Combination Agreement or any Ancillary Agreement (as defined in the Business Combination Agreement);

(e) the execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) if such Shareholder is not a natural Person, conflict with or result in any violation or breach of any provision of any of the organizational documents of such Shareholder, (ii) conflict with or result in any violation or breach of any provision of any applicable Law applicable to such Shareholder, or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Shareholder is a party and which has not been obtained prior to or on the date of this Agreement;

(f) except for this Agreement, the Business Combination Agreement or any Ancillary Document (as defined in the Business Combination Agreement), such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Equity Securities of the Company, including agreements or arrangements with respect to the acquisition or disposition of the Company Ordinary Shares or any interest therein or the voting of the Company Ordinary Shares (whether or not such agreements and arrangements are with the Company or any other Shareholder); and

(g) such Shareholder has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Shareholders under this Agreement.

Section 4.02 Representations and Warranties of the Company. The Company hereby represents and warrants to each Shareholder that as of the date of this Agreement:

(a) the Company is duly organized and validly existing and in good standing under the laws of the jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(b) the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate or other action of the Company, and the Company has duly executed and delivered this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(d) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity, except as set out in the Business Combination Agreement or any Ancillary Agreement;

(e) the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of the Company, (ii) conflict with or result in any violation or breach of any provision of any applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Company is a party;

(f) except for this Agreement, the Business Combination Agreement or any Ancillary Document, the Company has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Equity Securities of the Company, including agreements or arrangements with respect to the acquisition or disposition of the Company Ordinary Shares or any interest therein or the voting of the Company Ordinary Shares (whether or not such agreements and arrangements are with any Shareholder); and

(g) the Company has not entered into, and agrees that it will not enter into, any agreement with respect to its securities that violates or subordinates or is otherwise inconsistent with the rights granted to the Shareholders under this Agreement.

ARTICLE V.

TERM AND TERMINATION

Section 5.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the date on which none of the Zegna Shareholders nor any member of the IIAC Sponsor Group hold any Company Ordinary Shares;

(b) the date on which the IIAC Sponsor Group fails to satisfy the Minimum Holding Requirement and the rights of IIAC Sponsor set forth herein lapse in accordance with Section 2.01(f);

(c) the dissolution, liquidation, or winding up of the Company; or

(d) upon the unanimous agreement of the Parties.

Section 5.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Parties under this Agreement except that such termination shall not affect:

i. the existence of the Company;

ii. the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

iii. the rights which any of the Zegna Shareholders or IIAC Sponsor may have by operation of law as a shareholder of the Company; or

iv. the rights contained herein which are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 5.02 and Article VI.

ARTICLE VI.

MISCELLANEOUS

Section 6.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)	If to IIAC Sponsor:

Investindustrial Acquisition Corp. L.P.

Suite 1, 3rd Floor, 11-12 St James’s Square

London SW1Y 4LB

United Kingdom

Attention: Acquisition Corp. GP Limited, its general partner

Email:      [***]

with a copy (which shall not constitute notice) to:

Kirkland and Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Jonathan L. Davis, P.C.

                   David Perechocky

Email:        jonathan.davis@kirkland.com

                  david.perechocky@kirkland.com

and to:

Kirkland & Ellis International LLP

30 St. Mary Axe

London, EC3A 8AF

United Kingdom

Attention: Cedric Van den Borren

E-mail:      cedric.vandenborren@kirkland.com

and to:

Chiomenti

Via Verdi, 2

20121 - Milano

Italia

Attention: Carlo Croff

                  Luigi Vaccaro

E-mail:      carlo.croff@chiomenti.net

                  luigi.vaccaro@chiomenti.net

(b)	If to the Company:

Ermenegildo Zegna N.V.

Via Savona 56/a

Milan

Italy

Attention: Delphine Gieux

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 1004

Attention: Scott D. Miller

Email: millersc@sullcrom.com

(c)	If to Mr. Zegna:

Ermenegildo Zegna di Monte Rubello

c/o Ermenegildo Zegna N.V.

Via Savona 56

Milan

Italy

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 1004

Attention: Scott D. Miller

Email: millersc@sullcrom.com

(d)	If to Monterubello:

Monterubello società semplice

Via Marconi 23

Trivero

13835 Valdilana (BI)

Italy

Attention: Franca Calcia

Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 1004

Attention: Scott D. Miller

Email: millersc@sullcrom.com

or to such other address as the Party to whom notice is given may have furnished following the date of this Agreement and prior to such notice to the others in writing in the manner set forth above.

Section 6.02 Interpretation. The term “this Agreement” means this Shareholders Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; and (j) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 6.03 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.04 Entire Agreement; Assignment. This Agreement (together with the Articles of Association and Board Regulations) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns and transferees. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any attempted assignment of this Agreement not in accordance with the terms of this Section 6.04 shall be void.

Section 6.05 Amendment and Modification; Waiver. This Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 6.05 shall be void, ab initio. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 6.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and assigns and transferees and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.07 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Netherlands, without giving effect to any choice of law or conflict of law provision or rule (whether of the Netherlands or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Netherlands.

Section 6.08 Equitable Remedies. Each Party acknowledges that the other Parties would be irreparably damaged in the event of a breach or threatened breach by such Party of any of its obligations under this Agreement and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, each of the other Parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond) granting such Parties specific performance by such Party of its obligations under this Agreement.

Section 6.09 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 6.10 Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each a “Related Proceeding”) shall be finally resolved by binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre (the “Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the Rules. The seat of the arbitration shall be in Geneva, Switzerland. Each arbitrator must be (a) an attorney with significant experience with complex cross-border commercial transactions with appropriate experience in Dutch contract law and (b) neutral and independent of each Party. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Affiliates and Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 6.10, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 6.10 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 6.11 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED

HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.

Section 6.12 Further Assurances. Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ERMENEGILDO ZEGNA N.V.

By:	/s/ Ermenegildo Zegna di Monte Rubello
Name: Ermenegildo Zegna di Monte Rubello
Title: Chief Executive Officer

INVESTINDUSTRIAL ACQUISITION CORP. L.P., acting by its general partner, Acquisition Corp. GP Limited

By:	/s/ Marc Harris
Name: Marc Harris
Title: Director

MONTERUBELLO SOCIETÀ SEMPLICE

By:	/s/ Ermenegildo Zegna di Monte Rubello
Name: Ermenegildo Zegna di Monte Rubello
Title: Director

ERMENEGILDO ZEGNA DI MONTE RUBELLO

/s/ Ermenegildo Zegna di Monte Rubello

[Signature Page to Shareholders Agreement]